Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-203758, 333-196761, 333-176674, 333-165389, 333-159280, 333-157825, 333-149834, 333-147063, 333-133237, 333-124536, 333-113472, 333-102770, 333-82724, 333-82722, 333-57026, 333-54868 and 333-35862) of Exelixis, Inc. and the Registration Statements (Form S-3 Nos. 333-205397, 333-194074 and 333-182018) and related Prospectuses of Exelixis, Inc. of our reports dated February 29, 2016, with respect to the consolidated financial statements of Exelixis, Inc. and the effectiveness of internal control over financial reporting of Exelixis, Inc., included in this Annual Report (Form 10-K) for the year ended January 1, 2016.

/s/ Ernst & Young LLP
Redwood City, California
February 29, 2016